EXHIBIT NO. 11


Statement Regarding the Computation of Per Share Earnings

                                                                              March 31,
                                                                  1999                       1998
                                                           --------------------------------------------
Basic earnings per common share                            $         0.29               $         0.27

Basic earnings per common share before
  merger-related expenses                                  $         0.30               $         0.27

Basic weighted average number of shares
    outstanding                                                10,064,712                    9,998,366

Diluted earnings per common share                          $         0.29               $         0.27

Diluted earnings per common share before
  merger-related expenses                                  $         0.29               $         0.27

Diluted weighted average number of shares
  outstanding                                                  10,105,033                   10,089,348


The data shown for 1998 has been adjusted retroactively, to reflect the effects of the four-for-three stock split effected in the form of a 33% stock dividend declared in July 1998 and paid in August 1998.

The attached financial statements for 1998 have been restated to reflect the effects of the acquisitions of Capital Bank, N.A. in November 1998 and Frederick Underwriters, Inc. in December 1998, accounted for as a pooling of interests.